EXHIBIT 10.34
FIRST AMENDMENT
TO THE
BAXTER INTERNATIONAL INC. AND SUBSIDIARIES
PENSION PLAN
(Amended and Restated January 5, 2018)
Pursuant to Section 11.1 of the Baxter International Inc. and Subsidiaries Pension Plan, as amended and restated effective January 5, 2018 (the “Plan”), the Plan is amended in the following particulars, effective as of January 5, 2018 unless otherwise indicated below:
1.By adding the following new paragraph at the end of Section 2.18 of the Plan:
“Notwithstanding any provision of the Plan to the contrary, an Employer’s classification as to whether an individual constitutes an Employee will be determinative for purposes of an individual’s eligibility under the Plan. An individual who is classified as an independent contractor (or other non-employee classification) will not be considered an Employee and will not be eligible for participation in the Plan, regardless of any subsequent reclassification of such individual as an Employee, or an employee of an Employer, by an Employer, any government agency, court or other third-party. Any such reclassification will not have a retroactive effect for purposes of the Plan.”
2. By substituting the following three subsections for subsections 2.42(c) and (d) of the Plan:
“(c) the Participant’s service with an Employer after December 31, 2006, that would have constituted Years of Service if the Participant had not elected to cease accruing benefits as of December 31, 2006, pursuant to subsection 3.1(c); plus
(d) the Participant’s Years of Service under subsection 2.53(b) after the date on which he or she is reemployed after December 31, 2006; minus
(e) any Years of Service under subsection 2.53(a) attributable to prior Lump Sums of $5,000 or less.”
3. By substituting the following for subsection 3.3(b) of the Plan:

“(b) Re-Employment after December 31, 2006. Notwithstanding the foregoing, a Participant who incurred a Termination of Employment, and is subsequently re-employed after December 31, 2006, will not be eligible to resume accruing benefits under the Plan. Such Participant’s Accrued Benefit will be fixed as of the date on which he incurred the Termination of Employment. An Eligible Employee who incurred a Termination of Employment prior to having become a Participant, and who is subsequently re-employed after December 31, 2006, will not be an Eligible Employee and will not become a Participant.”
4. By substituting the following for the fourth sentence of each of subsections 4.1(b), 4.2(b), 4.3(b), and 4.4(c), as well as substituting the following for the fifth sentence of subsection 4.5(b), of the Plan:
“In order to receive a Pension Benefit by the applicable Payment Date, the Administrative Committee must have received from the Participant a complete and accurate application by the later of 55 days from the date the application is generated or the requested Payment Date, or the Payment Date may be delayed.”

5. By substituting the following for Section 6.7 of the Plan:
“6.7. Designation of Beneficiary. Subject to subsection 7.4(d) and Section 13.4, a Participant’s surviving Spouse is entitled to the Death Benefit, if any, which is payable with respect to the Participant. A Participant may designate a Beneficiary who is not the Participant’s surviving Spouse, provided that such surviving Spouse consents to the designation. The designation of such Beneficiary can be made only after the notice required by Code Section 417(a)(3)(B) is provided to the Participant during the time periods specified in Code Section 417 and will be effective only if the consent of the surviving Spouse:
(i) is in writing;
(ii) acknowledges the effect of the Participant’s designation of a Beneficiary other than the Spouse and the identity of such Beneficiary; and
(iii) is witnessed by a notary public; provided, however, such consent will be deemed to have been granted where it is established to the satisfaction of the Administrative Committee that the consent of the Spouse cannot be obtained because (1) there is no surviving Spouse, (2) the surviving Spouse cannot be located, or (3) there exist such other circumstances as may be prescribed by regulations under ERISA or the Code. Consent of the surviving Spouse to a designated Beneficiary and any contingent Beneficiary is irrevocable. Each change from one non‑Spouse

Beneficiary to another, or change of contingent Beneficiary, requires a new consent from the surviving Spouse.
If the Participant dies leaving no surviving Spouse and either (a) the Participant failed to file a valid beneficiary designation form, or (b) all persons designated on the beneficiary designation form have predeceased the Participant, the Participant’s Death Benefit described in Section 6.4 will be paid in a lump sum to the Participant’s estate. If an estate is not opened on behalf of the Participant, then the Participant’s Death Benefit described in Section 6.4 will be distributed in a lump sum to the duly authorized individual properly designated by any applicable small estate affidavit or similar documentation issued pursuant to applicable state law.
Notwithstanding any provision of the Plan to the contrary, with respect to the death of any Participant, if such Participant had designated his or her Spouse as his or her Beneficiary, then a subsequent divorce decree or a Qualified Domestic Relations Order (as defined in Section 13.4) that relates to such Spouse will be deemed to have revoked the Participant’s designation of the Spouse as his or her Beneficiary unless a subsequent Beneficiary designation form naming the Spouse as a Beneficiary is filed with the Plan. In addition, to be entitled to receive any benefit of a Participant, a Beneficiary must be alive or in existence at the time of the Participant’s death. In the event that the order of the deaths of the Participant and any Beneficiary cannot be determined or have occurred within 120 hours of each other, the Participant will be deemed to have survived. In the event that the death of the Participant or any Beneficiary is the result of a criminal act involving any other Beneficiary, a person convicted of such criminal act will not be entitled to receive any benefit under the Plan. In accordance with rules and procedures established by the Administrative Committee, a Beneficiary may disclaim all or any portion of the benefit payable to him or her under the Plan, provided that such disclaimer meets the requirements of a ‘qualified disclaimer’ under Code Section 2518 and the Treasury Regulations and other guidance issued thereunder, and the requirements of applicable state law.”
6. By substituting the following for the first sentence of subsection 7.4(g) of the Plan:
“Except as otherwise provided below, a Participant may not change his form of payment or designate a new Beneficiary after his Payment Date (or, if later, after the last day on which he is permitted to revoke his election pursuant to subsection (c)), even if his Beneficiary dies or he is divorced from his Beneficiary.”
7. By substituting the following for subsection 7.5(d) of the Plan:
“(d) Each Participant, alternate payee and Beneficiary must file with the Administrative Committee from time to time his or her post office address and each change of post office address. Any communication, statement or notice addressed to a Participant, alternate payee or Beneficiary at his or her last post office address filed with the Administrative Committee, or if no address is filed with the Administrative Committee then, in the case of a Participant, at the Participant’s last post office address as shown on the Employer’s records, will be considered a notification for purposes of the Plan and will be binding on the Participant, alternate payee and Beneficiary for all purposes of the Plan. If the Administrative Committee notifies a Participant, alternate payee or Beneficiary that he or she is entitled to a benefit under the Plan, and the Participant, alternate payee or Beneficiary fails to claim his or her benefit or make his or her whereabouts known to the Administrative Committee within a reasonable time after the notification; or if payment of a benefit is made to a Participant, alternate payee or Beneficiary and such payment remains unclaimed; the Administrative Committee will make reasonable efforts to locate the Participant, alternate payee or Beneficiary. Such measures may include:
(i) Searching Plan and related plan and publicly-available records or directories for alternative contact information;
(ii) Utilizing a commercial locator service, credit reporting agency, or proprietary internet search service;
(iii) Attempting contact with the Participant, alternate payee or Beneficiary via email and/or telephone; and
(iv) Sending a registered letter, return receipt requested, to the last known address of such Participant, alternate payee or Beneficiary.
In the event that the Administrative Committee is unable after a reasonable effort to locate a Participant, alternate payee or Beneficiary to whom a benefit is due by the date as of which payment is required to commence pursuant to the applicable provision of this Section 7.5, such benefit will be forfeited in accordance with rules and procedures established by the Administrative Committee; provided, however, that if such Participant or Beneficiary subsequently makes an application for such benefit, the forfeited benefit will be restored, with appropriate adjustments. Nothing contained herein will be construed to preclude the Administrative Committee from using any other method permitted by applicable law to satisfy the Plan’s obligations to a missing Participant, alternate payee or Beneficiary, including use of the Pension Benefit Guaranty Corporation Missing Participant Program, if applicable. Checks that are not cashed, deposited or otherwise negotiated will be handled (including the forfeiture and reinstatement of such amounts) in accordance with rules and procedures established by the Administrative Committee, including those rules and procedures described above.”

8. By substituting the following for Section 8.10 of the Plan:
“8.10 Claims Procedure. Each person entitled to benefits under the Plan (the ‘Applicant’) must submit a written claim for benefits to the Administrative Committee (or its delegate, as the Administrative Committee may direct). Such claim shall be filed not more than one year after the Applicant knows (or with the exercise of reasonable diligence would know) of the existence of a basis for a claim; provided that nothing herein shall be construed to permit the forfeiture of a Participant’s benefit for failure to file a timely application for such benefit; and provided further that the Administrative Committee may waive or extend such requirement in its sole discretion. If a claim for benefits by the Applicant is denied, in whole or in part, the Administrative Committee will cause the Applicant to be furnished, within 90 days after receipt of such claim (or within 180 days after receipt if special circumstances require an extension of time), a written notice which specifies the reason for the denial, refers to the pertinent provisions of the Plan on which the denial is based, describes any additional material or information necessary for properly completing the claim and explains why such material or information is necessary, and explains the claim review procedures of this Section 8.10. Such notice will further describe that the Applicant has a right to bring a civil action under Section 502 of ERISA if his claim is denied after an appeal and review. Any Applicant whose claim is denied under the provisions described above may request a review of the denied claim by written request to the Administrative Committee within 60 days after receiving notice of the denial. In connection with such request, the Applicant or his authorized representative may review pertinent documents and may submit issues and comments in writing. If such a request is made, the Administrative Committee will make a full and fair review of the denial of the claim and will make a decision not later than 60 days after receipt of the request, unless special circumstances (such as the need to hold a hearing) require an extension of time, in which case a decision will be made as soon as possible but not later than 120 days after receipt of the request for review, and written notice of the extension will be given to the Applicant before the commencement of the extension. The decision on review must be in writing and must include specific reasons for the decision and specific references to the pertinent provisions of the Plan on which the decision is based. Such notice will further describe that the Applicant has a right to bring a civil action under ERISA Section 502 if his claim is denied after an appeal and review. No person entitled to benefits under the Plan has any right to seek review of a denial of benefits, or to bring any action to enforce a claim for benefits, in any court prior to his filing a claim for benefits and exhausting all of his rights under this Section 8.10, or more than six months after receipt of the decision on review. Although not required to do so, an Applicant may choose to state the reason or reasons he believes he is entitled to benefits, and may choose to submit written evidence, during the initial claim process or review of claim denial process. However, failure to state any such reason or submit such evidence during the initial claim process or review of claim denial process, or by written notice to the Administrative Committee within 60 days of the date of the decision on the review of the claim denial, will permanently bar the Applicant, and his successors in interest, from raising such reason or submitting such evidence in any forum at any later date. An Applicant whose claim is denied initially or on review is entitled to receive, on request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to such claim for benefits.”

***
[signature follows on next page]

IN WITNESS WHEREOF, Baxter International, Inc. has caused this amendment to be executed by a duly authorized member of the Baxter International Inc. Administrative Committee this 21st day of December, 2018.
BAXTER INTERNATIONAL INC.
/s/ Mark E. Valerius
for the Baxter International Inc.
Administrative Committee

        7